Exhibit 99.1

Cognition Therapeutics Reports Second Quarter 2023
Financial Results and Business Update

Announced Positive Topline Results from CT1812 Phase 2 SEQUEL Study in Mild-to-Moderate Alzheimer’s Disease

Commenced Recruitment for 540-patient Phase 2 START Trial in Early Alzheimer’s Disease

Published Data from SNAP Study Affirming Target Engagement of Sigma-2 (σ-2) Receptor

Patient Dosing Commenced in MAGNIFY Study for Geographic Atrophy

PURCHASE, N.Y., August 8, 2023 (GLOBE NEWSWIRE) -- Cognition Therapeutics, Inc. (Nasdaq: CGTX), a clinical-stage neuroscience company developing drugs that treat neurodegenerative disorders by regulating cellular damage response pathways (the “Company” or “Cognition”), today reported financial results for the second quarter ended June 30, 2023 and provided recent business updates.

“The first half of 2023 saw positive news from Eisai and Lilly culminating in an approval for lecanemab and BLA filing for donanemab. These developments are exciting and speak to the advances being made in understanding disease drivers, such as amyloid-β oligomers. Cognition Therapeutics also made progress against this target in our own R&D effort during the first half of 2023, further demonstrating the potential of our lead oral drug candidate, CT1812 to treat degenerative diseases of the central nervous system and retina, which remain critically underserved,” commented Lisa Ricciardi, president and CEO of Cognition Therapeutics. “We were encouraged by the positive topline results from our SEQUEL study. In this trial, we demonstrated the impact of CT1812 on neurophysiological endpoints such as synapse activity and connectivity as measured by quantitative electroencephalogram (qEEG). We anticipate full study results to be available in the fourth quarter of 2023. The cornerstone of our work at Cognition is solid science and robust data, and we continue to augment our growing body of clinical evidence with compelling insights that we believe support our further development of CT1812.

Ms. Ricciardi added, “In building the scientific case for CT1812, our team and leading collaborators published a major review article in the International Journal of Molecular Science Review, which presented the mechanistic rationale for sigma-2 (σ-2) receptor modulation as a differentiated and targeted approach to protecting key cells from damage and death in the progression of Alzheimer’s disease, dementia with Lewy bodies (DLB) and dry age-related macular degeneration (dry AMD). Additionally, we also announced the publication of complete results from our Phase 1 SNAP study, which indicated that CT1812 selectively engages its primary target, the σ-2 receptor, and achieves rapid displacement of amyloid-β oligomers from synapses after just a single oral dose. Beyond CT1812’s target engagement, we have built a library of data that supports CT1812’s ability to mitigate brain volume atrophy in our SPARC trial and early signals of cognitive benefit observed in our SHINE trial.

“We continue to advance our ongoing trials for Alzheimer’s disease (SHINE and START), dementia with Lewy bodies (SHIMMER), and our MAGNIFY trial in people with geographic atrophy caused by dry AMD. We believe our current equity capital and grant funding will provide the necessary resources to reach key inflection points and clinical milestones into the third quarter of 2024,” Ms. Ricciardi concluded.

Business and Corporate Highlights

-	Reported positive topline results from SEQUEL qEEG study
-	Activated the first site in the National Institute on Aging-funded 540-patient Phase 2 START study for early Alzheimer’s disease
-	Initiated dosing in patients with CT1812 in the MAGNIFY dry AMD study
-	Advanced enrollment in the 144-patient SHINE study and 120-patient SHIMMER trial
-	Published confirmatory evidence from the SNAP Study in Translational Neurodegeneration showing that CT1812 selectively engages the σ-2 receptor supporting its unique and neuroprotective mechanism of action
-	Presented evidence supporting CT1812 impact on pathways associated with degenerative diseases at the Association for Research in Vision and Ophthalmology and Alzheimer's Association International Conference
-	Appointed John Doyle (CFO) and Steven Weissman, Ph.D. (CMC), whose combined experience will be crucial as the company advances through its ongoing Phase 2 studies and plans for future programs

Financial Results

Cash and cash equivalents as of June 30, 2023, were approximately $37.2 million, and total grants funds remaining from the NIA were $81.8 million. The Company estimates that it has sufficient cash to fund operations and capital expenditures through the third quarter of 2024.

Research and development expenses were $8.5 million for the second quarter ended June 30, 2023, compared to $9.1 million for the same period in 2022. The decrease was primarily related to non-recurring start-up activities from the Phase 2 SHINE and SHIMMER trials.

General and administrative expenses for the second quarter ended June 30, 2023, were $3.3 million compared to $3.1 million for the three months ended June 30, 2022. The increase was primarily due to an increase in professional fees, partially offset by lower Director & Officer Liability insurance and other expenses.

The Company reported a net loss of $4.7 million or $(0.16) per basic and diluted share for the second quarter ended June 30, 2023, compared to a net loss of $5.8 million or $(0.25) per basic and diluted share during the same period in 2022.

Conference Call

Cognition will host a conference call and webcast on Tuesday, August 8, 2023, at 8:00 a.m. ET, to discuss the second quarter corporate and financial update. To access the call, dial (800) 715-9871 or (646) 307-1963 for international callers and provide conference call ID number 8093818. A live webcast can be accessed here: https://edge.media-server.com/mmc/p/uk2ydsta or on the Investors section of the company website under News & Events. Shortly following completion of the call, an archive will be made available and will be saved for 90 days.

About Cognition Therapeutics:
Cognition Therapeutics, Inc. is a clinical-stage biopharmaceutical company engaged in the discovery and development of innovative, small molecule therapeutics targeting age-related degenerative disorders of the central nervous system and retina. We are currently investigating our lead candidate CT1812 in clinical programs in Alzheimer’s disease, dementia with Lewy bodies (DLB) and dry age-related macular degeneration (dry AMD). We believe CT1812 and our pipeline of σ-2 receptor modulators can regulate pathways that are impaired in these diseases. We believe that targeting the σ-2 receptor with CT1812 represents a mechanism functionally distinct from other current approaches in clinical development for the treatment of degenerative diseases. More about Cognition Therapeutics and its pipeline can be found at https://cogrx.com/.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. All statements contained in this press release, other than statements of historical facts or statements that relate to present facts or current conditions, are forward-looking statements. These statements, including statements relating to the timing and expected results of our clinical trials, and cash runway, involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” might,” “will,” “should,” “expect,” “plan,” “aim,” “seek,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “forecast,” “potential” or “continue” or the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond our control. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: competition; our ability to secure new (and retain existing) grant funding; our ability to grow and manage growth, maintain relationships with suppliers and retain our management and key employees; our ability to successfully advance our current and future product candidates through development activities, preclinical studies and clinical trials and costs related thereto; uncertainties inherent in the results of preliminary data and pre-clinical studies being predictive of the results of clinical trials; the timing, scope and likelihood of regulatory filings and approvals, including regulatory approval of our product candidates; changes in applicable laws or regulations; the possibility that the we may be adversely affected by other economic, business or competitive factors, including ongoing economic uncertainty; our estimates of expenses and profitability; the evolution of the markets in which we compete; our ability to implement our strategic initiatives and continue to innovate our existing products; our ability to defend our intellectual property; the impact of the ongoing COVID-19 pandemic on our business, supply chain and labor force; and the risks and uncertainties described in the “Risk Factors” section of our annual and quarterly reports filed the Securities Exchange Commission. These risks are not exhaustive and we face both known and unknown risks. You should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in a dynamic industry and economy. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties that we may face. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Cognition Therapeutics, Inc.

Unaudited Selected Financial Data

(in thousands, except share and per share data)	Three Months Ended June 30,		Six Months Ended June 30,
Consolidated Statements of Operations Data:	2023	2022	2023	2022
Operating Expenses:
Research and development	$8,497	$9,098	$13,927	$15,616
General and administrative	3,320	3,115	6,863	6,010
Total operating expenses	11,817	12,213	20,790	21,626
Loss from operations	(11,817)	(12,213)	(20,790)	(21,626)
Other income (expense):
Grant income	6,925	6,385	10,351	12,289
Other expense, net	172	(42)	(443)	(237)
Interest expense	(6)	(7)	(16)	(16)
Total other income, net	7,091	6,336	9,892	12,036
Loss before income tax	(4,726)	(5,877)	(10,898)	(9,590)
Income tax benefit	—	125	—	—
Net loss	$(4,726)	$(5,752)	$(10,898)	$(9,590)
Unrealized (loss) gain on foreign currency translation	(1)	(3)	3	(2)
Total comprehensive loss	$(4,727)	$(5,755)	$(10,895)	$(9,592)
Net loss per share:
Basic	$(0.16)	$(0.25)	$(0.37)	$(0.43)
Diluted	$(0.16)	$(0.25)	$(0.37)	$(0.43)
Weighted-average common shares outstanding:
Basic	29,614,822	22,595,359	29,356,144	22,511,636
Diluted	29,614,822	22,595,359	29,356,144	22,511,636

	As of
(in thousands)	June 30, 2023	December 31, 2022
Consolidated Balance Sheet Data:
Cash and cash equivalents	$37,190	$41,562
Total assets	43,960	50,425
Total liabilities	9,574	10,176
Accumulated deficit	(126,299)	(115,401)
Total stockholders’ equity	34,386	40,249

Contact Information:	Casey McDonald (media)	Daniel Kontoh-Boateng (investors)
Cognition Therapeutics, Inc.	Tiberend Strategic Advisors, Inc.	Tiberend Strategic Advisors, Inc.
info@cogrx.com	cmcdonald@tiberend.com	dboateng@tiberend.com